Exhibit 23.2

CONSENT OF BUXTON COMPANY

We hereby consent to the use of our name and other references to us and our reports by Sprouts Farmers Market, Inc. in its filings with the Securities and Exchange Commission during or relating to 2015.

BUXTON COMPANY

By	/s/ David Glover
Name:	David Glover
Title:	Chief Financial Officer
Date:	2/17/2015